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                                                                    EXHIBIT 3.12


                            ARTICLES OF INCORPORATION
                                       OF
                               MTH-TEXAS GP, INC.


                  FIRST: The name of the corporation is MTH-TEXAS GP, INC.

                  SECOND: The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time. The character of business which the corporation initially intends actually to conduct in the State of Arizona is to act as the general partner in an Arizona limited partnership.

                  THIRD: The aggregate number of shares that the corporation shall have authority to issue is one thousand (1,000) common shares, all of which shares shall be of a single class, and shall be without par.

                  FOURTH: The name and street address in Arizona of the initial statutory agent of the corporation is Larry Seay, 6613 N. Scottsdale Road, Suite 200, Scottsdale, Arizona 85250.

                  FIFTH: The number of directors constituting the initial board of directors of the corporation is four (4). The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders, or until their successors are elected and qualified, are:

          Name                                         Address
          ----                                         -------
    William W. Cleverly                    6613 N. Scottsdale Road, Suite 200
                                           Scottsdale, AZ 85250

    Steven J. Hilton                       6613 N. Scottsdale Road, Suite 200
                                           Scottsdale, AZ 85250

    Robert Sarver                          402 W. Broadway, Suite 1290
                                           San Diego, CA 92101

    Timothy White                          1850 N. Central Avenue, Suite 500
                                           Phoenix, AZ 85004

The number of persons to serve on the board of directors thereafter shall be fixed by the bylaws of the corporation.

                  SIXTH: The name and address of the incorporator is Larry Seay, 6613 N. Scottsdale Road, Suite 200, Scottsdale, Arizona 85250.

                  SEVENTH: The liability of a director or former director to the corporation or its shareholders shall be eliminated to the fullest extent permitted by Section 10-202.B.1 of the Arizona Revised Statutes.
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                  If the Arizona Business Corporation Act is amended to
authorize corporate action further eliminating or limiting the liability of directors, the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Arizona Business Corporation Act, as amended.

                  Any repeal or modification of this Article Seventh shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

                  The provisions of this Article Seventh shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article Seventh.

                  DATED: June 10, 1997.

                                            /s/ Larry Seay
                                      ------------------------------------------
                                      Larry Seay, Incorporator


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